Exhibit 99.1

Consent of Person Named as About to Become Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Leap Therapeutics, Inc., and all amendments thereto (the “Registration Statement”) and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, as a person anticipated to become a director of Leap Therapeutics, Inc. upon completion of the merger described therein, and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Nissim Mashiach
Nissim Mashiach